Certified Public Accountants 	Business Consultants


Marks, Nelson, Vohland & Campbell, LLC



APril 14, 2003


United States Securities and Exchange Commission
Washington, D.C. 20549


Re: 	COR Development, LLC
	Report on Form 10-KSB for the Fiscal Period
	Ended December 31, 2002


Dear SEC:

	COR Development, LLC has requested that we furnish this letter in connection with the above-referenced report.

	We have reviewed Item 8 of the Report. Based on our understanding that Item 8 will be submitted to you in substantially the form it was presented to us, and based on the further understanding the Report contains no other material statement concerning the matters discussed in Item 8, we state the following:

	We agree with the statements made by COR Development, LLC in Item 8 of the Report. Without limiting the foregoing, we agree that there have been no disagreements between COR Development, LLC and our firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Our firm resigned before it issued any audited reports for COR Development, LLC, and as such (i) no reports from our firm on the financial statements for the past two fiscal years contain any adverse opinion or disclaimer of opinion, (ii) no such reports were qualified or modified as to uncertainty, audit scope or accounting principles, and (iii) no information has come to our attention that we have concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements.


	MARKS, NELSON, VOHLAND & CAMPBELL, LLC



		  By:   s/ Lawrence W. Vohland___________________
	    Name: 	 Lawrence W. Vohland, C.P.A.
	 Title:  	Managing Member




7701 College Boulevard, Suite 150, Overland Park, Kansas 66210
Telephone: 913.498.9000  Fax: 913.498.9020
 Website:  www.mnvccpa.com